Exhibit 99.1

As previously announced, USM will hold a teleconference on December 19, 2001 at 10:00 central daylight savings time. Interested parties may listen to the call live on the TDS Web site at www.teldta.com in the Conference Call section of Investor Relations.

Contact:	Kenneth R. Meyers, Executive Vice President - Finance U.S. Cellular (773) 399-8900 kmeyers@uscellular.com

U.S. CELLULAR ANNOUNCES TECHNOLOGY EVOLUTION PLAN;
TO DEPLOY CDMA 1XRTT TECHNOLOGY

FOR RELEASE: IMMEDIATE

December 19, 2001, Chicago, Illinois – United States Cellular Corporation [AMEX:USM] announced its intention to deploy CDMA 1XRTT(Code Division Multiple Access) technology in all of its markets. The company already deploys CDMA in approximately 1/3 of its markets. The conversion to CDMA in the remaining 2/3 of its markets will start in early 2002 and should be completed in 2004. The approximate cost of the conversion will range from $400-$450 million spread over the three year period.

Richard W. Goehring, Executive Vice President and Chief Technology Officer, said: “We have had the benefit of working with CDMA technology for many years. After reviewing all other technologies currently available we remain convinced that CDMA is the right path for our customers. Our investment in CDMA will significantly increase network capacity, reduce future capital outlays and enable us to provide data capacity very quickly. We will continue to support TDMA (Time Division Multiple Access) technology for the foreseeable future and will evaluate the use of GSM (Global Systems for Mobile Communications) technology on a case by case basis to ensure that U.S. Cellular can continue to best serve existing customers and roaming partners whenever possible.”

All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about USM’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect forward-looking statements include, but are not limited to: general economic and business conditions, both nationally and in the regions in which USM operates; technology changes; competition; changes in business strategy or development plans; acquisitions/divestitures of properties and/or licenses; changes in governmental regulations; changes in the value of investments; availability of future financing; and changes in growth in cellular customers, penetration rates, churn rates and roaming rates. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by USM with the SEC.

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As previously announced, USM will hold a teleconference on December 19, 2001 at 10:00 central daylight savings time. Interested parties may listen to the call live over the Internet by accessing the conference call section of www.teldta.com or connect by telephone at 212/896-6003 Reservation No. 20130840. The conference call will also be archived on the conference call section of the TDS website at www.teldta.com.

Based in Chicago, U.S. Cellular manages and invests in cellular systems throughout the United States. At September 30, USM managed operational systems serving 146 markets.

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